Exhibit 3.50

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LIQUID CONTAINER L.P.

The undersigned, being the general partners of Liquid Container L.P., a Delaware limited partnership (the “Partnership”), desire to amend Article III of the Certificate of Limited Partnership of the Partnership pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act and hereby certify as follows:

1. The original Certificate of Limited Partnership of the Partnership was filed with the Delaware Secretary of State on November 2, 1990.

2. Two (2) additional general partners have been admitted to the Partnership.

3. Article III of the Certificate of Limited Partnership of the Partnership is hereby amended in its entirety to read as follows:

“III. The names and business addresses of the general partners of the Partnership are as follows:

Liquid Container Inc.	CPG-L Holdings, Inc.
c/o Applied Industrial	c/o Applied Industrial
Materials Corporation	Materials Corporation
One Parkway North	One Parkway North
Suite 400	Suite 400
Deerfield, IL 60015	Deerfield, IL 60015

WCK-L Holdings, Inc.
c/o Applied Industrial
Materials Corporation
One Parkway North
Suite 400
Deerfield, IL 60015

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on behalf of the Partnership this 21st day of December, 1990.

LIQUID CONTAINER INC.		CPG-L HOLDINGS, INC.

By:	/s/ Wayne C. Kocourek	By:	/s/ Wayne C. Kocourek
	Wayne C. Kocourek,		Wayne C. Kocourek,
	President		Vice Chairman

WCK-L HOLDINGS, INC.

		By:	/s/ Wayne C. Kocourek
Wayne C. Kocourek,
President